UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2014

General Metals Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30230	65-0488983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 West Fourth Street, Suite 210, Reno, Nevada	89503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(775) 583-4636

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2014, we announced that on April 24, 2014 we entered into a binding letter of intent with Compass Holdings, LLC., a private investment company headquartered in Layton, UT.  Pursuant to the terms of the letter of intent the parties thereto are to (i) acquire outright the leasehold interest in all of the gold and silver mining claims (the “Wilson-Independence Mine”) currently held by the company under a lease agreement with Independence Gold-Silver Mines, Inc. and (ii) form a Joint Venture (the “JV”) to complete the exploration and evaluation of the Wilson Independence Mine with the objective of bringing the property into commercial production. Under the terms of the Company’s agreement with Compass, Compass will pay $1.0 million, in two tranches, to acquire the mining claims interest and to provide working capital to General Metals. The initial tranche - $500,000 – will be paid by April 25, 2014 and the balance no later than 120 days thereafter; following the execution of a definitive JV Agreement between the Company and Compass whereupon the JV will own free and clear 100% of the interest in the Wilson- Independence Mine. This ownership will be subject only to a 2.125% royalty interest retained by Independence Gold and Silver Mines, Inc., a 1% royalty held by Gold Range, Inc., and a contingent royalty of 1% payable to Compass in the event of a sale of the Wilson-Independence Mine.

Under the terms of the proposed JV Agreement between the Company and Compass, Compass will earn a 25% interest upon the payment of its initial $1.0 million. Compass will increase its JV interest to 50% upon the payment of an additional $1.875 million to be spent within 36 months. Further Compass intends to separately evaluate processing of the dump material already in place on the property which according to the Company’s most recent independent technical report could contain approximately 31,000 tons of mineral-bearing material.

Item 9.01	Exhibits

99.1	News Release dated April 29, 2014

99.2	Letter of Intent with Compass Holdings LLC. including addendum , dated April 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL METALS CORPORATION
/s/ Daniel J. Forbush
Daniel J. Forbush
President and Director

Date:	April 29, 2014